Exhibit 10.32

No. C1004-3382

Parts of 1.5MW Wind Turbine Generator System

(Pitch Control System)

Purchase Contract in 2010

Party A (Buyer): Guangdong Mingyang Wind Power Technology Co., Ltd.

Party B (Seller): REnergy Electric Tianjin Ltd.

Date of conclusion: 13 April 2010

Place of conclusion: Zhongshan, Guangdong

After negotiation in all aspects, Party A and Party B enter into and conclude this Contract and agree to abide by the following clauses in accordance with Contract Law of P.R.C. and other statutes.

1.	Contract Subject and Price

1.1	The name, specification, quantity and price of outsourced products in 2010 (Amount unit: RMB)

Material code	Name	Quantity	Unit price	Total amount
2220000007	Pitch Control System	66 sets	350,000	23,100,000
Total				23,100,000
Total (in words)	RMB TWENTY-THREE MILLION AND ONE HUNDRED THOUSAND YUAN ONLY

1.2	Party B shall bear all taxes related to this Contract (including but not limited to the customs of imported equipment and 17% VAT).

1.3	The products offered by Party B shall be brand-new ones (including parts), manufactured in the original factory, fully complying with the quality inspection standards of the original factory and the state as well as the quality specification and performance requirements regulated by the Contract (refer to Quality Agreement and Technology Agreement attached to this Contract). Party B shall ensure that its products have the performance complying with Party A’s requirements during the life of service under the preconditions that the products are correctly installed, operated and maintained, and shall be responsible for any insufficiency or fault occurred due to the defects in design, technique or materials.

1.4	Party B shall ensure that it has the legal ownership of the products delivered by it, and ensure that Party A will not be charged by the third party with infringement of its proprietorship, patent right, trademark right and industrial design right in the procedure of Party A’s usage of the products or any part thereof provided by Party B. Party B shall bear any legal responsibilities toward the third party arising from the defect of title of the products.

1.5	To ensure the safety and normal operation of the products, Party B shall offer all equipment, special tools, spare parts and consumables in accordance with the scope, specification and quantity stipulated in the Contract and Technology Agreement, and offer the technical documents, design and service with respect to all equipment to Party A for the convenience of the implementation of this Contract. During the implementation, where any missed item or shortage which fails to be listed in the Contract but should have been listed in the supply scope of Party B is found, and it is proved to be indispensable for satisfying the performance guarantee value of the product, Party B shall supplement those equipment and technical service for free. Party B guarantees that during the implementation of this Contract, if the equipment and design provided by it fail to meet the requirements of safety, reliable operation or the performance stipulated by the Contract, Party B shall offer the items or design modification required by meeting stipulated performance to Party A within regulated time limit, and shall not increase the contract price. Party B has the obligation of maintaining reserve of at least one month to safeguard the operation of Party A, and store corresponding products or spare parts in the designated warehouse set up by Party A.

1.6	The spare parts and special tools offered by Party B to Party A for free include: (refer to attachments).

1.7	Party B shall firstly offer the spare parts required during the periods of equipment commissioning and quality guarantee to Party A’s spare part warehouse for free. The expense for replacing damaged parts shall be borne by responsible party after the reasons have been found. After replacement, Party B shall supplement the spare part warehouse in time. See the attachment list for the spare parts to be offered to each wind farm.

2.	Time and place of delivery

2.1	Party B shall offer the following documents when delivery; otherwise, Party A is entitled to refuse to collect the goods, and any losses suffered by Party A therefrom shall be borne by Party B.

2.1.1 Delivery list

The delivery list shall state the contract number, material code, installation, operation and maintenance manual, specification, delivery quantity and place, and the manufacturer.

2.1.2 Inspection report and product conformity certificate

The inspection report shall cover the items required by the Quality Agreement.

2.1.3 Spare parts

The name and quantity of spare parts shall be agreed by both parties with a view to ensure that the products offered by Party B can run normally during the warranty period, and the spare parts in the place of Party A shall not be less than the unallocated stores agreed by both parties (refer to the attached Spare Parts List for details).

2.2 Delivery plan form: (the quantity in the form is for the usage of 66 sets of WTGS)

Time of delivery	July
Quantity of delivery	66

(Note: after this Contract becomes effective, Party B’s production shall be subject to the advanced written notice issued by Party B. The quantity listed in the delivery plan form is the planned quantity, and the actual demands are subject to the delivery list or faxed order issued by Party A 30 days in advance. After this Contract is invalidated, any quantity failing to be offered will not be calculated in the purchase contract signed in the future).

2.3 After Party A notifying Party B of the time and place of delivery in writing in advance, Party B shall fax the production schedule and delivery plan to Party A at least seven days before formal delivery, specifying the contract or order number, part name, delivery quantity, transportation, package and relevant materials, and Party B shall arrange the delivery in accordance with the requirements of Party A.

2.4 During the procedure of implementing this Contract, where Party B fails to deliver the goods or offer service according to schedule, it shall notify Party A of the reason and period of the delay 30 days in advance in writing. After receiving the written notice from Party B, Party A will analyze the circumstance and determine a new date for delivery. Party B shall deliver the goods according to the newly confirmed date and bear the losses suffered by Party A.

Place of delivery: after receiving the delivery list or the faxed copy of Party A, Party B shall deliver the products to the production bases designated by Party A (including but not limited to Zhangshan Base/Xi’an Base/Jilin Base/Tianjin Base/Nantong Base).

1)	Xi’an Base: Mingyang Wind Power General Assembly Factory inside Shaanxi Heavy Machine Factory

Xinjiamiao, North Section, East Erhuan Road, Xi’an City, Shaanxi Province

Su Gubin 0298-82155877/15829926659

2)	Jilin Base: Jilin Mingyang Datong Wind Power Technology Co., Ltd.

2719 Jingshan Road, Jilin High-tech Zone (Industrial Zone 3)

Gao Lushun 0432-2608022/13069168858

3)	Zhongshan Base: Guangdong Mingyang Wind Power Technology Co., Ltd.

Mingyang Industrial Park, Jianye Road, Torch Development Zone, Zhongshan

Zhang Dongkai 0760-88587799

4)	Tianjin Base: Tianjin Mingyang Wind Energy Blade Technology Co., Ltd.

Jinneng Mingyang Industrial Park, Binhai High-tech Zone, 13888 Jinhan Road, Dongli District, Tianjin

Yu Daxin 13132112002

5)	Nantong Base: Jiangsu Mingyang Wind Power Technology Co., Ltd.

North side of Mudanjiang Road, East side of Huangshan Road, Rudong Economic Development Zone, Jiangsu

Bai Jianzhong 18962776969

2.5 Party B’s storage and supply within 24 hours

2.5.1 Party B is willing to offer                  as the safety inventory of Party A, which will keep the products in the safety inventory on commission. The actually used products will be subject to the warehouse entry procedure, and Party A will pay after Party B is notified to issue the invoices of 17% VAT. Party B shall pay attention to the consumption status of the inventory, and supplement the inventory in time.

2.5.2 Where Party B does not offer the safety inventory, it shall guarantee the delivery within 24 hours after receiving the order.

3. Means of Payment and Relevant Issues

3.1 Means of payment: 6-month acceptance or L/C at 180 days

3.2 Procedure of payment:

3.2.1	Payment: after the Contract becomes effective, Party A shall pay the advance payment amounting to 30% of the contract amount to Party B 4 months in advance; after the production for each contract is finished, Party B will inform Party A of paying the remaining 70% of the goods payment. After receiving the payment, Party B shall deliver the goods immediately, offer the quality certificate, inspection report, the VAT special invoice covering 100% of the contract amount and the bank quality guarantee letter of 36 months amounting to 5% of the total price of eligible goods.

3.2.2	Quality guarantee fund: where no guarantee letter is issued, 5% of the total price of the goods will be taken as the quality guarantee fund. The period for quality guarantee is 36 months.

3.3	After completing the product inspection and acceptance, Party A shall issue the acceptance certificate, and report the information about the inspection and acceptance to Party B. The date of issuing the acceptance certificate will be the date of actual delivery of the products.

4.	Package and Transportation

4.1	All products provided by Party B shall be packed in accordance with standards and necessary protection measures. The package shall be suitable for long-distance transportation, anti-dump, anti-insolation, anti-shaking, anti-corrosion, anti-rust and anti-rough loading and unloading, ensuring that the products can be delivered to the factory of Party A the place designated by Party A without damage. Where the products rust, get lost or are damaged due to improper package or protection measures, Party B shall bear all the losses or legal responsibilities.

4.2	Transportation: Party B shall be responsible for transportation and bear the transportation expenses and insurance premium.

4.3	The goods transported by Party B shall not exceed the quantity or quality stipulated by the Contract; otherwise, Party B shall bear all consequences therefrom.

4.4	After loading the goods, Party B shall inform Party A of the contract number, goods name, quantity, gross weight, volume (cubic meters), invoice amount, transportation vehicle name and date of starting transportation by email or fax.

5. Technology, Quality and Service Response

5.1 Party B shall produce, assemble and inspect the products strictly in accordance with Technology Agreement, technical documents (including product drawings and technical specification) offered by Party A and relevant international, national industrial standards.

5.2 For important materials and components used in Party A’s products, Party B shall strictly comply with the regulations of the Technology Agreement or technical documents. Any modification shall be permitted by Party A in writing in advance.

5.3 The products offered by Party B shall bear eternal and easily recognized symbols, which shall at least state the manufacturer, production date, batch number or sequence number, or other contents stipulated in the technical documents of Party A.

5.4 The quality department of Party A shall communicate with Party B for the items of inspection, ensuring the consistency of the inspection methods.

5.5 When delivering products, Party B shall, at the same time, offer all kinds of product quality conformity inspection reports and conformity certificates which correspond to the product serial number and are affixed by official seals, as well as other conformity certificate or report of other relevant inspections which fail to be listed in this Contract but are required by Technology Agreement or technical documents. During inspection, if Party A finds that there are no above documents or the documents have false contents, Party A can refuse to accept the goods, and Party B shall bear the responsibilities for any losses suffered by Party A due to missed working time or delayed delivery.

5.6 During the warranty period, if any product quality issues occur, Party B shall make written reply within 4 hours after receiving the notice from Party A; where the on-spot service is required, Party B shall dispatch personnel to the spot designated by Party A within 48 hours; where Party B fails to arrive at the spot or settle the issues not due to force majeure, Party A is entitled to handle it by itself or entrusting the third party to handle it, and Party B shall bear all relevant costs.

5.7 When Party A requires Party B to offer service during the procedure of production, installation, commissioning and delivery to users, Party B shall cooperate with it.

5.8 Party A or its delegates are entitled to inspect and/or test the materials and part performance of Party B and its suppliers, so as to ensure that the products can meet the technical requirements. The inspection and test can be conducted in the factory of Party B, place of delivery and/or the final destination of the products, or by the third party authoritative institution authorized by Party A.

5.9 Party B shall offer the inspection procedure of the products to Party A; the products’ inspection standards and contents shall be confirmed by both parties in the Technology Agreement.

5.10 Party B shall inspect or test the products in accordance with the requirements of this Contract, and submit the inspection means and the test guidelines to Party A. And those documents shall be regarded as the guarantee materials of the product quality.

5.11 Where any products inspected or tested cannot meet the requirements of the technical specification, Party A is entitled to refuse accepting the products, and Party B shall replace the refused products in time, or conduct necessary amendment for free to satisfy the requirements of the technical specification, and all expenses arising therefrom shall be borne by Party B; where Party A suffers losses or is claimed for compensation by the third party, Party B shall compensate Party A for those losses.

5.12 Party A is entitled to dispatch inspectors to supervise the whole production procedure of Party B according to the actual requirements. Party A’s inspector has the right to inspect the products in the factor of the manufacturer. Party B shall offer a safe working environment for Party A’s inspector and notify the potential danger. If the inspector believes that the working environment is unsafe, the inspector may refuse the inspection until Party B improves the working environment to satisfy the safety standards.

5.13 When offering service on the spot of Party A, Party B’s personnel shall abide by the “safety/environment management regulations” of Party A, and obey the guidance of Party A’s site safety engineer.

5.14 Party B’s packing materials shall meet the requirements of environment protection. During transportation, Party B shall ensure that the products will not cause bad influence on the surrounding environment and the site of Party A; otherwise, Party B shall bear the responsibility of compensating any economic losses suffered by Party A due to Party B’s negligence.

5.15 For unqualified products, Party B shall supplement the qualified products within 7 days. Party B shall deal with those unqualified products within 30 days; otherwise, Party A has the right to handle them at its own discretion.

5.16 During the design life of service, where the parts supplied are damaged due to the reason of design, Party B shall replace them for free within regulated time limit. Where the parts are damaged within 2 years after the warranty period, Party B shall offer those parts for free.

5.17 Party A is entitled to ask Party B to technically modify the products. Party A shall inform Party B of the proposed modification in writing one month before the modified products are to put into production. Party B may utilize its technical advantages to support Party A’s new products development. Party B shall constantly improve the quality and technology of the products; when necessary, it shall develop jointly with Party A.

5.18 Where Party A requires Party B to carry on the technical modification, both party shall conclude a written agreement for technical standards, price and term of delivery, and the following procedure shall be gone through:

5.18.1 Party A shall inform Party B of the required nature and form of modification;

5.18.2 After receiving the notice of modification, Party B shall deliver within reasonable period;

5.18.3 Where Party A and Party B have another agreement, it is subject to that agreement.

5.19 For the products delivered to Party A, Party B shall offer the technical support service to Party A for daily operation.

5.20 Where Party A finds any technology, quality or design defects in the products delivered by Party B during the procedure of inspection or usage, Party B shall conduct technical improvement under the requirement of Party A, which can restrict Party B in terms of technical standards, quality, design, technique and time.

6. Confidentiality

6.1 Without the written permission of Party A in advance, Party B shall not disclose any business secrets (including but not limited to contract or any clauses thereof, specification, plan, drawing, model, sample or materials) of Party A to any other persons who are irrelevant to the performance of this Contract for the purpose of realizing the objective of this Contract. Even if supplying those information to the personnel related to the performance of this Contract, Party B shall pay attention to the secrecy and the supply shall only be limited to the scope of performing this Contract.

6.2 Without the written permission of Party A in advance, Party B shall not use the aforesaid documents or materials for the purposes other than performing this Contract. Party B shall return all the documents and duplicates to Party A after this Contract expires, if Party A so requires.

6.3 Party A agrees that no confidential information of Party B will be disclosed to persons other than the personnel of Party A who have access to the technical documents and other business secretes for the purpose of operating and maintaining relevant equipment, nor will Party A transfer, exchange, leak or publish the aforesaid secrets of Party B without permission; otherwise, Party A shall bear legal responsibilities and compensate any direct or potential economic losses.

6.4 Any unstated issues shall be subject to the Confidentiality Agreement.

7.	Breach and Compensation

7.1	Where Party B fails to deliver in time according to the regulations of this Contract, Party B shall pay the penalty amounting to 0.05% of the prices of the delayed goods for each day overdue since the next day after the delivery deadline, and compensate the actual losses suffered by Party A. Where Party B’s delayed delivery constitutes the fundamental breach, Party A is entitled to issue the Contract Termination Letter to Party B, and this Contract will be terminated legally on the date when that Letter arrives at Party B, which shall also compensate the losses suffered by Party A.

7.2	Where Party A suffers direct or indirect losses due to the unqualified products delivered by Party B, Party A will be entitled to claim against Party B, which shall settle the claim according to the following one or several means agreed by Party A:

A.	Where Party A agrees to return goods and accept the compensation of Party B, Party B shall compensate all economic losses suffered by Party A, including but not limited to product price, bank interest, bank commission, transportation expense, insurance premium, inspection expense, storage expense, loading & unloading expense and other expenses required for keeping and protecting the products to be returned.

B.	Discount the price through the negotiation between both parties in accordance with the degrees of disqualification or damage of the goods as well as the amount of losses suffered by Party A.

C.	Replace the defect or damaged parts with new parts complying with the specification. Supplement the products in shortage, and Party B shall bear all losses occurred therefrom. The warranty period of the products after replacement shall be postponed accordingly. Where Party B fails to complete the replacement, repair or supplementing, it shall pay the penalty amounting to 5% of the delayed goods. For the products which require urgent replacement due to the reasons caused by Party B, Party B shall transport the new products to the site according to period required by Party A, and bear corresponding expenses.

D.	Party B shall repair or replace the products within 15 days after receiving the claim. The period for repairing or replacing shall be permitted by Party A. Permitted by Party B, Party A may repair the small defects by itself, and the expenses shall be borne by Party B. Where the required parts are to be imported from foreign countries, the detailed period shall be confirmed by both parties through negotiation, but shall not exceed 30 days in any circumstances.

E.	Where Party B’s defect delivery constitutes the fundamental breach, Party A is entitled to issue the Contract Termination Letter to Party B, and this Contract will be terminated legally on the date when that Letter arrives at Party B.

7.3 Where Party B fails to reply in writing within 5 days after Party A issuing the notice of claim, the claim shall be deemed as having being accepted by Party B. Where Party B fails to settle the claim according to any method stipulated by Article 7.2 of this Contract within 30 days or longer period agreed by Party A after Party A issuing the notice of claim, Party A will deduct the claimed amount from the payable money or the quality guarantee fund; where the aforesaid deduction still fails to recover the losses of Party A, Party B shall compensate the insufficient part.

7.4 Party B shall bear the liability for compensation where Party A terminates this contract and suffers losses due to Party B’s following corruption or fraud during the bidding and implementation of this Contract.

a) Corruption means the behaviors of supplying, accepting or asking any valuable articles to affect Party A during the procedure of purchasing or performing this Contract;

b) Fraud means the behaviors of misstating the facts and affecting the benefits of Party A in order to affect the procedure of purchasing or performing this Contract.

7.5 Where Party B goes bankruptcy, becomes insolvable, lose production capacity or its production capacity cannot meet the requirements of goods supply regulated by this Contract, Party A can terminate this Contract without compensating Party B after notifying Party B in writing at any time. The termination shall not affect Party A’s rights of adopting or will adopt any actions or remedies.

7.6 Party B shall strengthen the product batch management. Where quality issues occur on Party B’s products during the procedure of Party A’s production or delivery to users, measures like recall shall be adopted in time, and Party B shall bear the expenses of rework, hoisting, transportation, missed working time or others arising therefrom.

7.7 Where Party A and Party B have disagreement toward the liability of quality, both party agree to engage the third party with the qualification recognized by the state to test and determine, and the expenses shall be borne by the responsible party.

8. Contract Modification and Transfer

8.1 During the implementation of this Contract, when necessary, Party A and Party B modify or revise some clauses of this Contract, and conclude the supplemental agreement as the attachments of this Contract. The supplemental agreement has the same legal force with this Contract.

8.2 Without the written permission of Party A, Party B shall not transfer its whole or partial obligations under this Contract; otherwise, Party A is entitled to terminate this Contract legally.

9. Contract Termination

9.1 Through negotiation, both parties can terminate this Contract.

9.2 Where Party B fails to deliver in time without the permission from Party A, Party A may terminate this Contract unilaterally.

9.3 During performing this Contract, where Party A finds that Party B commits one of the behaviors listed in Article 7.4, Party A may terminate this Contract unilaterally.

9.4 Where Party B adjust the prices of goods without the permission from Party A, Party A may terminate this Contract.

10. Force Majeure

10.1 Where Party A or Party B cannot perform this Contract due to force majeure, the term of performing this Contract will be postponed automatically until the influence caused by the force majeure disappears. Force majeure means the unpredictable, unavoidable and unconquerable matters when Party A and Party B enter into and conclude this Contract, such as the war, severe fire, flood, typhoon, earthquake and government behaviors, etc.

10.2 The affected party shall notify the other party immediately after the force majeure occurs by means of telegram, fax or telefax, and send the certificates of confirming the occurrence of the force majeure issued by relevant authority to the other party by express or registered mail within fourteen days after the force majeure occurs. In addition, the affected party shall take effective measures to lessen or remove the influence brought by the force majeure. Once the influence of the force majeure sustains for more than 120 days, both parties shall reach agreement for performing this Contract within reasonable period through friendly negotiation.

11. Settlement of Disputes

Any disputes arising from performing this contract shall be settled through friendly negotiation; if the negotiation fails, the case may be brought to the court with jurisdiction in the place where Party A is registered.

12. Contract Language and Applicable Laws

12.1 Except as otherwise agreed, this Contract shall be concluded in Chinese, which shall also be the language used in the letters and other files and technical materials relevant to this Contract exchanged between both parties.

12.2 This Contract shall be interpreted in accordance with laws of P.R.C.

13. Notification

13.1 During performing this Contract, all communications shall be sent by fax or email. Formal notification shall be in writing and in duplicate delivered to other party through express.

13.2 The notice becomes effective at the date of arrival or the effective date stated in the notice (whichever is later).

14. Effectiveness and Others

14.1 This Contract becomes effective after being signed and sealed by the legal representatives of Party A and Party B.

14.2 The attachments listed in Article 15 are undivided parts of this Contract and have the same legal force with this Contract.

14.3 This Contract is made in quintuplicate. Party A keeps three copies and Party B keeps two copies, all of which have the same legal force.

14.4 This Contract becomes effective after the date of being signed and the term of validity is one year. After the term of this Contract expires, both parties may conclude another contract for supplying goods.

15. Attachments to Contract

Attachment I: Quality Agreement

Attachment II: Technology Agreement

Attachment II: Confidentiality Agreement

Attachment II: Probity Agreement

Attachment II: Spare Parts List

Party A: Guangdong Mingyang Wind Power Technology Co., Ltd. (special seal for contract affixed)

Business license No.: 4420001104194

Add: Mingyang Industrial Park, Jianye Road, Zhongshan Torch Development Zone, Guangdong

Postal code: 528437

Contact: Zhou Lan

Tel: 0760-88587877

Fax: 0760-88588305

Email: zhoulan@mywind.com.cn

Opening bank: Zhongshan Torch Development Zone Subbranch, Agricultural Bank of China

Accounting No.: 44-319101040008866

Tax number: 442000789438199

Proxy (seal): refer to original

Date of conclusion: 23 April 2010

Party B: REnergy Electric Tianjin Ltd (special seal for contract affixed)

Business license No.:

Add: 39 Minhe Road, Xiqing Economic Development Zone, Tianjin

Postal code: 300381

Contact: Zheng Xusheng

Tel: 022-23966626

Fax: 022-23966598

Email: xs.zheng@relectric.cn

Opening bank: Xiqing Development Zone Subbranch, ICBC

Accounting No.: 030 208 521 930 006 9881

Tax number:

Proxy (seal): Zheng Xusheng

Date of conclusion: 14 April 2010